Exhibit 99. h. 3
SUB-ADMINISTRATIVE SERVICES AGREEMENT
     SUB-ADMINISTRATIVE SERVICES AGREEMENT (“Agreement”) made as of the 2nd day of August, 2004, by and among Old Mutual Fund Services, a Pennsylvania business trust (the “Administrator”), and SEI Investments Global Funds Services, a Delaware business trust (the “Sub-Administrator”).
W I T N E S S E T H:
     WHEREAS, Old Mutual Advisor Funds (the “Trust”), a Delaware business trust, is an open-end management investment company registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and
     WHEREAS, the Administrator and the Trust have entered into an Administrative Services Agreement (the “Administrative Services Agreement”) pursuant to which the Administrator will provide administrative services to the Trust and each of its several series (the “Funds”), which are identified in Schedule A to the Administrative Services Agreement; and
     WHEREAS, the Administrator desires to retain the Sub-Administrator to provide certain administrative services to the Trust, each Fund, and the Administrator in the manner and on the terms and conditions hereinafter set forth;
     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. DUTIES AND RESPONSIBILITIES OF THE SUB-ADMINISTRATOR.
     The Sub-Administrator shall assist the Administrator in connection with the Administrator’s duties and responsibilities to the Trust specified in the Administrative Services Agreement. In addition, the Sub-Administrator shall perform or supervise the performance by others of all administrative services in connection with the operations of the Funds, other than those administrative services to be provided by the Administrator pursuant to the Administrative Services Agreement. The administrative services to be provided by the Sub-Administrator pursuant to this Agreement shall include general administrative services, regulatory reporting services, fund accounting services, and such services as set forth herein. The duties of the Sub-Administrator shall be confined to those expressly set forth herein and no implied duties are assumed by or may be asserted against the Sub-Administrator hereunder. Without limiting the generality of the foregoing, the Sub-Administrator shall provide the services described below:
     1.1. GENERAL ADMINISTRATIVE SERVICES.
          1.1.1. OFFICE AND OTHER FACILITIES. Furnish, without cost to the Trust or the Administrator, or provide and pay the cost of, such office facilities, furnishings, and office equipment as are necessary for the performance of the Sub-Administrator’s duties to the Trust under this Agreement.
          1.1.2. PERSONNEL. Provide, without additional remuneration from or other cost to the Trust or the Administrator, the services of individuals competent to perform all of the Sub-Administrator’s duties under this Agreement.
          1.1.3. BOOKS AND RECORDS. Maintain customary records, on behalf of the Trust, in connection with the performance of the Sub-Administrator’s duties under this Agreement. In connection with this, the Sub-Administrator shall monitor and oversee the performance of its agents with respect to all financial, accounting, corporate, and other records required to be maintained and preserved by the Trust or on its behalf so that such records will be maintained in accordance with the provisions of rules and regulations of the Securities and Exchange Commission (“SEC”) under Section 31(a) of the 1940 Act.
          1.1.4. REPORTS TO THE TRUST. Assist the Administrator in furnishing to or placing at the disposal of the Trust such information, reports, evaluations, analysis, and opinions relating to its duties as the Trust may at any time or from time to time reasonably request, or as the Administrator may reasonably deem helpful to the

Trust. The Sub-Administrator also shall assist the Administrator in the preparation of all necessary meeting materials for meetings of the Board of Trustees.
          1.1.5. AUTOMATED FUND SYSTEMS. Assist in implementing and monitoring the Trust’s use of automated systems for: (i) the purchase, sale, redemption and transfer of Trust shares; (ii) the payment of Rule 12b-1 service fees to broker-dealers and others that provide personal services, distribution support services, and/or account maintenance services to shareholders; and (iii) the recording and tracking of such transactions and/or payments. The Sub-Administrator also shall assist in developing, implementing, and monitoring the Trust’s use of automated communications systems with brokers, dealers, custodians, and other service providers, including without limitation trade clearance systems.
     1.2 FUND ACCOUNTING. The Sub-Administrator shall on a continuing basis perform the fund accounting services and other functions described below.
          1.2.1. FINANCIAL STATEMENTS. Maintain the Trust’s general ledger, including expense accruals and payments, and prepare the Trust’s and each Fund’s annual and semi-annual financial statements. On a monthly basis, with respect to each Fund, the Sub-Administrator shall prepare and provide to the Administrator and the Trust monthly reports as mutually agreed to by the parties (in U.S. dollars) which may include the following items: schedule of investments; statement of assets and liabilities; statement of operations; statement of changes in net assets; cash statement; and schedule of capital gains and losses.
          1.2.2. OVERSIGHT. Assist in developing, reviewing, maintaining, and monitoring the effectiveness of Trust accounting policies and procedures, in light of industry standards and the “Audits of Investment Companies” of the American Institute of Certified Public Accountants and, in this regard, devote particular attention to areas where accounting standards may change or develop. In this capacity, the Sub-Administrator shall assist in the resolution of recommendations made by the Fund’s independent auditors to improve internal controls and shall implement such recommendations as required by the Board.
          1.2.3. PORTFOLIO VALUATION AND ACCOUNTING. Conduct, or monitor and oversee, portfolio valuation procedures, including without limitation procedures for the calculation of expenses and the control of disbursements of each Fund. The Sub-Administrator shall calculate, or monitor and oversee the calculation of, the daily net asset value (“NAV”) of each Fund in accordance with the procedures described in the Trust’s then-current registration statement and such other procedures as may be established by the Trust’s Board of Trustees. The Sub-Administrator, on a daily basis, shall provide by electronic transmission or other mutually agreed upon means, such NAV information to: (i) the investment adviser and sub-adviser(s) for each Fund; (ii) the NASD for reporting to newspapers and other news media; and (iii) all sub-transfer agents that have entered into agreements with the Trust. In connection with this responsibility, the Sub-Administrator shall oversee the determination of the value of each Fund’s assets, and shall review and monitor pricing methodologies relating to such valuation, including: (i) oversight of any third-party pricing services used by them; (ii) establishment and maintenance of appropriate “back up” pricing service arrangements so that the NAV for each Fund will be provided to each required party specified above; (iii) assistance in the review and verification of daily securities price changes in excess of percentages specified by the Sub-Administrator (and promptly reported to the Administrator); (iv) review for “stale” prices; (v) assistance in determining the resolution of any NAV calculation errors and (vi) taking reasonable steps to ensure changes in prices provided by a third party pricing service or other “back up” pricing service arrangements and the resulting change in NAV are promptly communicated to (a) the investment adviser and sub-adviser(s) for each Fund; (b) the NASD for reporting to newspapers and other news media; and (c) all sub-transfer agents that have entered into agreements with the Trust. Notwithstanding the foregoing, the Sub-Administrator shall bear no responsibility for incorrect prices provided by a third party pricing service, provided the Sub-Administrator fulfills its obligation as described above.
     The Sub-Administrator shall also prepare Trust and/or Fund expense budgets no less frequently than quarterly and determine the related daily accruals. In addition, the Sub-Administrator shall: determine the Trust’s and each Fund’s net income both in terms of U.S. dollars and, if appropriate, foreign currencies; calculate capital gains and losses and, if appropriate, foreign exchange gains and losses; control all disbursements from the Trust and authorize such disbursements upon written instructions, which may be continuing instructions, from the Administrator or such other persons authorized by the Fund’s Board of Trustees; calculate various contractual expenses for budget and accrual purposes; reconcile cash of each Fund with the Trust’s custodian; reconcile investment balances of each Fund with the Trust’s custodian, adviser and, if applicable, sub-adviser(s) and provide each Fund’s investment adviser or, if applicable, sub-adviser(s) with the beginning cash balance available for investment purposes in both U.S. dollars and, if appropriate, foreign currency; and maintain historical tax lots for each security and foreign currency. The Sub-Administrator shall also for each Fund: monitor timely income collection and tax reclaims; monitor daily expense accruals and the related calculation of investment advisory fee waivers and/or expense reimbursements (if any) and notify the Administrator of any proposed adjustments thereto; and assist in developing and reviewing daily accounting reports for the Funds.
          1.2.4. PERFORMANCE DATA. Calculate performance data of each Fund for dissemination to information services approved by the Administrator, including, as appropriate, each Fund’s average annual total return, cumulative total return, expense ratio, and portfolio turnover rate. In connection with this function, the Sub-Administrator shall, as reasonably requested by the Trust’s Board of Trustees, develop fund performance and other databases to facilitate internal and external reporting and shall monitor the calculation of financial information.
          1.2.5. OPERATIONS. Participate, as reasonably requested, in the development of policies and procedures, including operational, accounting, reporting, and monitoring procedures, to effectuate securities and other transactions on behalf of the Trust and the Funds, including, stated objectives as appropriate, securities lending programs, the establishment and use of lines of credit on behalf of the Trust and/or interfund lending capabilities, and the establishment and use of interfund securities trading capabilities. In connection with the foregoing, the Sub-Administrator shall, upon reasonable request, assist in the preparation of any application for exemptive or no-action relief, if required.
          1.2.6. CASH BALANCES. Participate, as reasonably requested, in the development of policies and procedures, including operational, accounting, reporting, and monitoring procedures, regarding the management of the Funds’ cash balances, including procedures regarding the use of “sweep” transactions and repurchase agreements, the temporary reinvestment of credits to cash balances, and the processing of dividends and other disbursements to the Funds. In connection with the foregoing, the Sub-Administrator shall, upon reasonable request, assist in the preparation of any application for exemptive or no-action relief, if required. The Sub-Administrator shall also provide the cash availability throughout each day, as required by each Fund’s investment adviser or, if applicable, sub-adviser(s).
     1.3. OVERSIGHT OF AGENTS AND SERVICE PROVIDERS.
          The Sub-Administrator shall on a continuing basis perform the oversight and other services and functions described below:
          1.3.1. IN GENERAL. Assist the Administrator and Trust counsel in the preparation, negotiation, and administration of contracts on behalf of the Trust with third-party service providers, such as the Trust’s distributor, custodian, transfer agent, sub-transfer agents, and intermediaries with respect to mutual fund alliance programs. At the reasonable request of the Trust or the Administrator, the Sub-Administrator shall assist in the preparation of reports to the Trust on the performance and service quality of these service providers, as more fully described in Section 1.3.2. below. The Sub-Administrator shall review the performance of each Fund’s custodian or custodians regarding the timely recording of cash receipts and disbursements and position reconciliation and shall periodically report to the Administrator its findings in that regard, as mutually agreed to by the parties. The Sub-Administrator shall have no responsibility for supervising the performance of the investment adviser or sub-adviser(s) for each Fund.
          1.3.2. SERVICE QUALITY STANDARDS. Assist the Administrator in establishing service quality standards and developing and implementing procedures for monitoring and benchmarking the performance of third-party service providers, such as those specified in Section 1.3.1. above, against industry standards. Upon reasonable request, the Sub-Administrator shall provide the Administrator and the Trust’s Board of Trustees with periodic reports concerning the results of monitoring of the performance and service quality of these service providers.
     1.4. OVERSIGHT OF TRANSFER AGENT AND DIVIDEND DISBURSING AGENT.
          The Sub-Administrator shall on a continuing basis perform the oversight and other services and functions described below:
          1.4.1. COMPLIANCE WITH SERVICE QUALITY STANDARDS. The Sub-Administrator shall review and participate in determinations concerning the resolution of “as of” transactions in accordance with any applicable policies of the Trust, of which it has notice, as such policies have been approved by the Administrator and the Board of Trustees of the Trust.

          1.4.2. OVERSIGHT OF SHAREHOLDER TRANSACTIONS. Assist the Trust, as requested, in developing and implementing procedures with respect to omnibus accounts, in order to ensure that such accounts are properly serviced and that Trust expenses are allocated appropriately.
          1.4.3. TRANSFER AGENT EXPENSES. Assist the Administrator, as requested, in reviewing the level and allocation of transfer agent out-of-pocket expenses charged to the Trust with respect to whether particular expenses are appropriately charged to the Trust and appropriately allocated among the Funds.
     1.5. REPORTS, FILINGS, AND COMMUNICATIONS.
          The Sub-Administrator on a continuing basis shall perform the reporting and other services and functions described below:
          1.5.1. REPORTS AND FILINGS. Assist in the development, preparation, and filing of all reports and communications by the Trust to Trust shareholders and all reports and filings necessary to maintain the registrations and qualifications of the Trust’s shares under federal and state “Blue Sky” securities laws, including registration statements, prospectuses, statements of additional information, proxy statements, semi-annual reports for the Trust on Form N-SAR, all sales reports, and all required notices pursuant to Rule 24f-2 of the 1940 Act. The Sub-Administrator also shall assist with and coordinate the layout and printing of semi-annual and annual reports to shareholders.
          1.5.2. STATE BLUE SKY FILINGS. Prepare all reports, applications, and documents (including reports regarding the sale and redemption of the Trust’s shares as may be required in order to comply with state Blue Sky securities laws) as may be necessary or desirable to: (i) register and maintain the registration of the Trust’s shares with state securities authorities; and (ii) monitor the sale of the Trust’s shares for compliance with state Blue Sky securities laws. The Sub-Administrator shall file with the appropriate state securities authorities all registration statements and reports for the Trust and the Trust’s shares, and all amendments thereto and other filings as may be necessary or convenient to register the Trust and the Trust’s shares and keep such registration effective with state security authorities so as to enable the Trust to make a continuous offering of its shares in all 50 states, the District of Columbia, Puerto Rico, and other applicable territories of the U.S.
          1.5.3. SHAREHOLDER COMMUNICATIONS. Coordinate mailing Trust notices, proxy statements, proxies and other reports to Trust shareholders, and supervise and facilitate the solicitation of proxies solicited by the Trust for all shareholder meetings, including tabulation process for shareholder meetings.
          1.5.4. TAX RETURNS. Coordinate and supervise the preparation and filing of all required tax returns for the Trust and monitor the accuracy of all tax reports sent to shareholders of the Trust.
     1.6. LEGAL AND AUDIT SERVICES.
          The Sub-Administrator on a continuing basis shall perform the services and functions described below:
          1.6.1. INDEPENDENT AUDITS. Assist in the coordination of the Trust audit process and provide, upon request, account analysis, fiscal year summaries, and other audit-related schedules. In connection with this responsibility, the Sub-Administrator shall take all actions to assure that necessary information is made available to the Trust’s independent auditor for the expression of its opinion, as such may be required by the Trust from time to time. The Sub-Administrator also shall assist and participate in the resolution of issues raised in the audit process.
          1.6.2. 1940 ACT. The Sub-Administrator shall obtain and keep in effect, at the Trust’s expense, fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of Rules 17g-1 and 17d-1(d)(7) under the 1940 Act, as such bonds and policies are approved by the Trust’s Board of Trustees. The Sub-Administrator also shall develop and maintain fund manager “handbooks” to facilitate compliance by portfolio managers with respect to investment restrictions. In addition, the Sub-Administrator shall perform quantitative compliance testing on a trade date plus one basis to assist the Trust’s Administrator in monitoring the Trust’s compliance with provisions of the 1940 Act and the rules and regulations thereunder as well as compliance with each Fund’s investment objectives, program, policies and restrictions. In connection with this responsibility, the Sub-Administrator shall promptly advise the Trust and the Administrator as to any compliance problems or issues detected.

          1.6.3. TAX COMPLIANCE. Monitor compliance with the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations thereunder, applicable to regulated investment companies, including: portfolio diversification requirements and minimum distribution requirements; review of expense allocations to individual classes to ensure compliance with applicable IRS pronouncements regarding preferential dividends; wash sales; qualifying income; asset diversification; and investments in Passive Foreign Investment Companies. In connection with this responsibility, the Sub-Administrator shall monitor and advise the Trust and the Funds as to their status as “regulated investment companies” under the Code.
          1.6.4. REGULATORY EXAMINATIONS. Assist in the Trust’s participation in regulatory examinations, including examinations by the SEC, the National Association of Securities Dealers, Inc., and/or state securities regulators. In connection therewith, the Sub-Administrator, on behalf of the Trust, shall provide such information as the regulator may reasonably request, and shall assist and participate in the resolution of any issues raised in connection with such examinations.
     1.7. DISASTER RECOVERY. The Sub-Administrator shall employ, monitor and oversee disaster recovery and related back-up procedures and facilities commonly utilized by others in the mutual fund industry. In this regard, the Sub-Administrator shall enter into and maintain in effect with appropriate parties, at no additional expense to the Trust, one or more agreements making appropriate and reasonable provision for emergency use of electronic data processing equipment and other equipment and/or facilities necessary for the performance of its duties and obligations under this Agreement in the event of emergency conditions or equipment failures.
2.	EXPENSES.
     2.1. EXPENSES PAID BY THE SUB-ADMINISTRATOR.
          2.1.1. IN GENERAL. The Sub-Administrator shall bear all of its expenses in connection with the performance of its duties under this Agreement, except documented reasonable out-of-pocket expenses.
          2.1.2. WAIVER OR ASSUMPTION AND REIMBURSEMENT OF EXPENSES BY THE SUB-ADMINISTRATOR. The waiver or assumption and reimbursement by the Sub-Administrator of any expense of the Trust that the Sub-Administrator is not required by this Agreement to waive, assume or reimburse shall not obligate the Sub-Administrator to waive, assume or reimburse the same or any similar expense of the Trust on any subsequent occasion, unless so required pursuant to a separate agreement between the Trust and the Sub-Administrator.
     2.2. EXPENSES PAID BY THE TRUST. The Trust shall bear all expenses of its organization, operation, and business not specifically waived, assumed, or agreed to be paid by the Administrator or the Sub-Administrator, as provided in this Agreement, the Administrative Services Agreement of any other agreement between the Trust and the Administrator or the Sub-Administrator, and as described in the Trust’s then-current Prospectuses and Statements of Additional Information.
3.	FEES.
     3.1. COMPENSATION RATE. In compensation for the services provided to the Administrator and the Trust, the Administrator agrees to pay the Sub-Administrator a fee as set forth in Schedule B.
     3.2. METHOD OF COMPUTATION. The Sub-Administrator’s fee shall accrue on each calendar day and the sum of the daily fee accruals shall be paid monthly to the Sub-Administrator by the fifth (5th) business day of the next calendar month. The daily fee accruals shall be computed by multiplying the fraction of one (1) over the number of calendar days in the year by the applicable annual rates described in Schedule B, and multiplying this product by the net assets of the Funds, as determined in accordance with the current Prospectuses of the Trust, as of the close of business on the last preceding business day on which the Trust was open for business.
     3.3. PRORATION OF FEE. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.
     3.4. RESPONSIBILITY FOR PAYMENT. The Sub-Administrator shall not be entitled to receive any payment for the performance of its services hereunder from the Trust and shall look solely and exclusively to the Administrator for payment of all fees for such services.

4.	SUB-ADMINISTRATOR’S USE OF THE SERVICES OF OTHERS.
     The Sub-Administrator may at its own cost employ, retain, or otherwise avail itself of the services and facilities of other persons or organizations for the purpose of providing the Sub-Administrator, the Administrator, or the Trust with such information or assistance as the Sub-Administrator may deem necessary, appropriate, or convenient for the discharge of its duties hereunder or otherwise helpful to the Administrator.
5.	OWNERSHIP AND CONFIDENTIALITY OF RECORDS.
     All records required to be maintained and preserved by the Trust, pursuant to rules or regulations of the SEC under Section 31(a) of the 1940 Act and maintained and preserved by the Sub-Administrator on behalf of the Trust, are the property of the Trust and shall be surrendered by the Sub-Administrator promptly on request by the Trust. The Sub-Administrator shall not disclose or use any record or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized by this Agreement and applicable law. The Sub-Administrator shall keep confidential any information obtained in connection with its duties and shall disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required by applicable law or federal or state regulatory authorities.
6.	REPORTS TO THE SUB-ADMINISTRATOR.
     The Trust and/or the Administrator shall furnish or otherwise make available to the Sub-Administrator such Prospectuses, Statements of Additional Information, financial statements, proxy statements, reports, and other information relating to the business and affairs of the Trust as the Sub-Administrator may, at any time or from time to time, require in order to discharge its duties under this Agreement.
7.	SERVICES TO OTHER CLIENTS.
     Nothing herein contained shall limit the freedom of the Sub-Administrator or any affiliated person of the Sub-Administrator to render similar corporate administrative services to other investment companies, or to engage in other business activities.
8.	LIMITATION OF LIABILITY OF THE SUB-ADMINISTRATOR AND INDEMNIFICATION BY THE TRUST AND THE ADMINISTRATOR.
8.1.	LIMITATION OF LIABILITY OF THE SUB-ADMINISTRATOR.
8.1.1.	Neither the Sub-Administrator nor any of its directors, trustees, officers, employees, or agents performing services for the Trust and the Administrator at the direction or request of the Sub-Administrator in connection with the Sub-Administrator’s discharge of its duties undertaken or assumed with respect to this Agreement shall be liable for any act or omission in the course of or in connection with the Sub-Administrator’s services hereunder, including any error of judgment or mistake of law or for any loss suffered by the Trust or the Administrator in connection with the matters to which this Agreement relates; provided, that nothing herein contained shall be construed to protect the Sub-Administrator or any such persons against any liability to the Trust or its shareholders or the Administrator to which the Sub-Administrator or such persons would otherwise be subject by reason of willful misfeasance, bad faith, or negligence in the performance of its or their duties on behalf of the Trust or the Administrator, or by reason of reckless disregard of its or their obligations and duties hereunder. The limitation and liability provisions set forth herein shall indefinitely survive the termination of this Agreement.

8.1.2.	The Sub-Administrator may apply to the Board of Trustees of the Trust or to the Administrator at any time for instructions and may consult counsel for the Trust or the Administrator or the Sub-Administrator’s own counsel and with accountants and other experts with respect to any matter arising in connection with the Sub-Administrator’s duties, and the Sub-Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instructions or with the opinion of such counsel, accountants, or other experts.

8.1.3.	The Sub-Administrator shall at all times have the right to mitigate or cure any and all losses, damages, costs, charges, fees, disbursements, payments, expenses and liabilities to the Trust, its shareholders or the Administrator.

8.2.	INDEMNIFICATION BY THE TRUST AND THE ADMINISTRATOR.
          8.2.1. As long as the Sub-Administrator acts in good faith and with due diligence and without negligence, the Trust and the Administrator shall indemnify the Sub-Administrator, its directors, trustees, officers, employees, and agents and hold them harmless from and against any and all actions, suits, and claims, whether groundless or otherwise, and from and against any and all losses, damages (excluding consequential, punitive or other indirect damages), costs, charges, reasonable counsel fees and disbursements, payments, expenses, and liabilities (including reasonable investigation expenses), including claims by third parties, arising directly or indirectly out of the administrative services or any other service rendered to the Trust or the Administrator hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.
          8.2.2. The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Trust or the Administrator may be asked for indemnification under Section 8.2.1., the Board of Trustees of the Trust or the Administrator shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Sub-Administrator will use all reasonable care to identify and notify the Board of Trustees of the Trust or the Administrator promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Trust or the Administrator, but failure to do so in good faith shall not affect the rights hereunder.
9.	INDEMNIFICATION BY THE SUB-ADMINISTRATOR.
     9.1. The Sub-Administrator shall indemnify the Trust, the Administrator, and their directors, trustees, officers, employees, and agents and hold them harmless from and against any and all actions, suits, and claims, whether groundless or otherwise, and from and against any and all losses, damages (excluding consequential, punitive or other indirect damages), costs, charges, reasonable counsel fees and disbursements, payments, expenses, and liabilities (including reasonable investigation expenses), including claims by third parties, arising directly or indirectly out of the administrative services or any other service rendered to the Trust and the Administrator hereunder and arising or based upon the willful misfeasance or bad faith of the Sub-Administrator, its directors, trustees, officers, employees, and agents in the performance of its or their duties on behalf of the Trust and the Administrator. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.
     9.2. The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Sub-Administrator may be asked for indemnification under Section 9.1, the Sub-Administrator shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Trust and the Administrator will use all reasonable care to identify and notify the Sub-Administrator promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Sub-Administrator, but failure to do so in good faith shall not affect the rights hereunder.
10.	FORCE MAJEURE.
     In the event the Sub-Administrator is unable to perform its obligations or duties under the terms of this Agreement because of any act of God, strike, riot, act of war, equipment failure, power failure or damage or other causes reasonably beyond its control, the Sub-Administrator shall not be liable for any loss, damage, cost, charge, counsel fee, payment, expense or inability to any other party (whether or not a party to this Agreement) resulting from such failure to perform its obligations or duties under this Agreement or otherwise from such causes. This provision, however, shall in no way excuse the Sub-Administrator from being liable to the Administrator or the Trust or any and all losses, damages, costs, charges, counsel fees, payments and expenses incurred by the Administrator or the Trust due to the non-performance or delay in performance by the Sub-Administrator of its duties and obligation under this Agreement if such non-performance or delay in performance reasonably could have been prevented by the Sub-Administrator through back-up systems and other procedures commonly employed by other administrators and sub-administrators in the mutual fund industry, provided that the Sub-Administrator shall have the right, at all times, to mitigate or cure any losses, including the making of adjustments or corrections to any current or former shareholder accounts.
11.	TERM OF AGREEMENT.

     The term of this Agreement shall become effective on the date the Trust commences operations and shall continue and remain in effect until August 31, 2005 (the “Initial Term”), and thereafter for successive one year terms (each a “Renewal Term”), unless terminated in accordance with the provisions of Article 13 below. The Sub-Administrator shall furnish to the Trust or the Administrator, promptly upon a request by the Trust or the Administrator, such information as may be reasonably necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment thereof.
12.	ENTIRE AGREEMENT; AMENDMENT AND ASSIGNMENT OF AGREEMENT.
     This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or proposal with respect to the subject matter hereof. Any amendment to this Agreement shall be in writing and signed by the parties hereto; provided, that no amendment that is material with respect to the Trust or any Fund shall be effective unless authorized by a resolution of the Board of Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Trust or, in the case of an amendment to this Agreement with respect to a particular Fund, by a resolution of the Board of Trustees of the Trust or by a vote of a majority of the outstanding voting securities of such Fund.
     The assignment of this Agreement or any rights or obligations thereunder shall be prohibited by either party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their successors and assigns.
13.	TERMINATION OF AGREEMENT.
     This Agreement may be terminated by any of the parties hereto, without the payment of any penalty, only
     a) during the Initial term and any Renewal Term: (a) by the mutual written agreement of both parties; (b) by either party at the end of the Initial Term or the end of any Renewal Term on 90 days’ prior written notice; (c) for a material breach of this Agreement, upon thirty (30) days prior written notice to the breaching party; provided that the breaching party has not cured the material breach of this Agreement during such thirty (30) day period or (d) effective upon the liquidation of the Administrator, the Sub-Administrator, the Trust or any of the Funds. For purposes of the foregoing, the term “liquidation” shall mean a transaction in which the assets of the Administrator, the Sub-Administrator, the Trust or any of the Funds, whichever the case may be, are sold or otherwise disposed of and proceeds therefrom are distributed in cash to the shareholders in complete liquidation of the interests of such shareholders in the entity;
     b) following the Initial Term of this Agreement and during any Renewal Term for any reason upon ninety (90) days’ prior written notice to the other parties; and
     c) in the case of termination by the Sub-Administrator pursuant to this section, such termination shall not be effective until the Trust and the Administrator shall have contracted with one or more person(s) to serve as successor Sub-Administrator(s) for the Trust and such persons(s) shall have assumed such position.
14.	MISCELLANEOUS.
     14.1. NOTICES. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid: (a) if to the Sub-Administrator, to SEI Investments Global Funds Services, One Freedom Valley Road, Oaks, PA 19456, Attention: General Counsel; and (b) if to the Administrator, to Old Mutual Fund Services, 1400 Liberty Ridge Drive, Wayne, PA 19087, Attention: General Counsel.
     14.2. CAPTIONS. The captions contained in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.
     14.3. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust.
     14.4. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation, or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.
     14.5. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.
     14.6. GOVERNING LAW. Except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania.
     14.7 DELAWARE STATUTORY TRUST. The parties agree that no Trustee or shareholder of the Trust shall be personally liable for any debts, liabilities, obligations or expenses incurred by, or contracted for under this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective duly authorized officers, as of the day and year first above written.

OLD MUTUAL FUND SERVICES

By:	/s/ Lee T. Cummings

Name:	Lee T. Cummings
Title:	President

SEI INVESTMENTS GLOBAL FUNDS SERVICES

By:	/s/ Stephen G. Meyer

Name:	Stephen G. Meyer
Title:	Executive Vice President

SCHEDULE A
DATED AS OF AUGUST 2, 2004
TO
SUB-ADMINISTRATIVE SERVICES AGREEMENT
BETWEEN
OLD MUTUAL FUND SERVICES
AND
SEI INVESTMENTS GLOBAL FUNDS SERVICES
DATED AS OF AUGUST 2, 2004
The Funds of the Trust that will receive services pursuant to this Agreement are:
OM Asset Allocation Balanced Portfolio
OM Asset Allocation Conservative Portfolio
OM Asset Allocation Moderate Portfolio
OM Asset Allocation Growth Portfolio

SCHEDULE B
DATED AS OF AUGUST 2, 2004
TO
SUB-ADMINISTRATIVE SERVICES AGREEMENT
BETWEEN
OLD MUTUAL FUND SERVICES
AND
SEI INVESTMENTS GLOBAL FUNDS SERVICES
DATED AS OF AUGUST 2, 2004
     In compensation for the services provided to Old Mutual Fund Services, the Administrator agrees to pay the Sub-Administrator a fee based upon the greater sum (higher value) which comes from making the following calculations:
     a. An asset based fee calculated daily and paid monthly upon the combined assets of the Old Mutual Advisor Funds, PBHG Funds and PBHG Insurance Series Fund at the annual rate of:
▪	1.65 basis points on the first $10 billion in assets

▪	1.25 basis points on assets the next $10 billion of combined assets

▪	1 basis point on assets combined assets in excess of $20 billion
     b.  A minimum fee based on to the aggregate number of portfolios of Old Mutual Advisor Funds, PBHG Funds, and PBHG Insurance Series Fund, calculated daily and paid monthly as defined below:
Combined Total Portfolios:
Equal to or greater than 15 single manager portfolios and 4 multi-manager funds with up to 15 managers each
o	Complex minimum of aggregated portfolios equal to $50,000 minimum for each portfolio, any manager over 15 in each multi-manager portfolio will be an additional $2,000
Example: 20 single manager portfolios*$50,000=$1 million
4 multi-manager portfolios*$50,000=$200,000
complex minimum =$1,200,000
11-14 single manager portfolios and 4 multi-manager funds with up to 15 managers
o	Complex minimum of aggregated portfolios equal to $55,000 minimum for each portfolio, any manager over 15 in each multi-manager portfolio will be an additional $2,000
Example: 11 single manager portfolios*$55,000=$605,000

4 multi-manager portfolios (each with 20 managers)*$55,000 + (4 additional managers per portfolio*$2,000)*4=$252,000
complex minimum =$857,000
Less than 11 single manager portfolios and any number of multi-manager funds with any number of managers
o	Complex minimum of aggregated portfolios equal to $60,000 minimum for each single manager portfolio and $60,000 per portfolio with an additional $2,000 per each additional manager

Example: 5 single manager portfolios*$60,000=$300,000
4 multi-manager portfolios (each with 20 managers)*$60,000+ (19 additional managers per portfolio*$2,000)*4=$392,000
complex minimum =$692,000